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EXHIBIT (a) (1) (E)

    OFFER TO PURCHASE FOR CASH
UP TO 3,000,000 SHARES OF COMMON STOCK
OF

LTC PROPERTIES, INC.
AT
$5.75 NET PER SHARE

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT
5:00 P.M., EASTERN TIME, ON MONDAY, OCTOBER 8, 2001,
UNLESS THE OFFER IS EXTENDED.

To Our Clients:

    Enclosed for your consideration are the Offer To Purchase dated September 10, 2001 and the related Letter Of Transmittal in connection with the Offer by LTC Properties, Inc., a Maryland corporation, to purchase shares of its common stock, $.01 par value per share. LTC Properties, Inc. is offering to purchase up to 3,000,000 shares at a price of $5.75 per share, net to the seller in cash, without interest.

    LTC Properties, Inc.'s offer is being made upon the terms and subject to the conditions set forth in the Offer To Purchase and in the related Letter Of Transmittal, which, as amended or supplemented from time to time, together constitute the Offer. All shares tendered and purchased will include the associated common stock purchase rights issued pursuant to the Rights Agreement dated as of May 2, 2000, between LTC Properties, Inc. and Harris Trust and Savings Bank, as rights agent, and unless the context otherwise requires, all reference to shares include the associated common stock purchase rights.

    Only shares properly tendered and not properly withdrawn will be purchased. However, because of the possible "Odd Lot" priority and the proration and conditional tender provisions described in the Offer To Purchase, all of the shares tendered will not be purchased if more than the number of shares LTC Properties, Inc. seeks are properly tendered. Shares not purchased because of proration or conditional tenders will be returned as promptly as practicable following the Expiration Date.

    LTC Properties, Inc. reserves the right, in its sole discretion, to purchase more than 3,000,000 shares pursuant to the Offer, subject to applicable law.

    If at the expiration of the Offer more than 3,000,000 shares, or any greater number of shares as LTC Properties, Inc. may elect to purchase, are properly tendered and not properly withdrawn before the Expiration Date of the Offer, LTC Properties, Inc. may first purchase shares from any person (an "Odd Lot Holder") who owned beneficially or of record, an aggregate of fewer than 100 shares and so certified in the appropriate place on the Letter Of Transmittal and, if applicable, on a Notice of Guaranteed Delivery, and then, subject to the conditional tender provisions, on a pro-rata basis from all other stockholders who properly tender shares.

    A tender of your shares can be made only by us as the holder of record and pursuant to your instructions. The Letter Of Transmittal is furnished to you for your information only and cannot be used by you to tender your shares held by us for your account.

    Accordingly, we request instructions as to whether you wish to tender any or all of the shares held by us for your account, upon the terms and subject to the conditions of the Offer.

    Please note the following:

  1.
  The priority in which certificates will be purchased in the event of proration may be designated.
  2.
  The Offer To Purchase is not conditioned on any minimum number of shares being tendered. The Offer To Purchase is, however, subject to other conditions described in the Offer To Purchase.

  3.
  The Offer To Purchase, proration period and withdrawal rights will expire at 5:00 P.M., Eastern time, on Monday, October 8, 2001, unless the Offer To Purchase is extended.
  4.
  The Offer To Purchase is for 3,000,000 shares, constituting approximately 12% of the shares outstanding as of September 5, 2001.
  5.
  LTC Properties, Inc.'s Board of Directors has approved the making of the Offer To Purchase. However, neither LTC Properties, Inc. nor LTC Properties, Inc.'s Board of Directors is making any recommendation whether you should tender or refrain from tendering your shares. You must make the decision whether to tender your shares and, if so, how many shares to tender.

    LTC Properties, Inc. has the right, upon the terms and subject to the conditions of the Offer, to first accept all your shares for purchase if:

  1.
  you owned beneficially or of record an aggregate of fewer than 100 shares;
  2.
  you instruct us to tender on your behalf all your shares before the Expiration Date of the Offer; and
  3.
  you complete the section entitled "Odd Lots" in the attached Instruction Form.

    If you wish to have us tender any or all of your shares, please instruct us by completing, executing, detaching and returning the attached Instruction Form. An envelope to return your Instruction Form to us is enclosed. If you authorize us to tender your shares all your shares will be tendered unless otherwise indicated on the attached Instruction Form.

    Tendering stockholders will not be obligated to pay brokerage fees or commissions or, subject to Instruction 7 of the Letter Of Transmittal, stock transfer taxes in connection with the purchase of shares by the Company. However, the Company intends to pay each broker through which shares are tendered pursuant to this Offer a commission of $.05 for each share actually purchased as part of this Tender Offer.

    Please forward your Instruction Form to us as soon as possible to allow us ample time to tender your shares on your behalf prior to the expiration of the Offer.

    As described in the Offer To Purchase, if more than 3,000,000 shares, or any greater number of shares as LTC Properties, Inc. may elect to purchase, have been properly tendered and not properly withdrawn before the Expiration Date, LTC Properties, Inc. will purchase tendered shares on the basis described below:

    (a) first, at the Company's election all shares properly tendered and not validly withdrawn prior to the Expiration Date by any stockholder who owns, beneficially or of record, an aggregate of less than 100 shares of common stock (an "Odd Lot Holder") who (i) tenders all such shares beneficially owned by such Odd Lot Holder (tenders of less than all shares owned by such stockholder will not qualify for this possible preference); and (ii) completes the section captioned "Odd Lots" on the Letter Of Transmittal and, if applicable, on the Notice of Guaranteed Delivery;

    (b) second, all shares tendered properly and unconditionally and not validly withdrawn prior to the Expiration Date, on a pro-rata basis (with appropriate adjustments to avoid purchases of fractional shares) as described in Section 1 and Section 5 of the Offer To Purchase; and all shares conditionally tendered in accordance with Section 6 of the Offer To Purchase for which the condition was satisfied; and

    (c) third, if necessary, shares conditionally tendered for which the condition was not satisfied initially selected by lot at random in accordance with Section 5 of the Offer To Purchase.

    The Offer is being made solely pursuant to the Offer To Purchase and the related Letter Of Transmittal and is being made to all record holders of shares of common stock of LTC Properties, Inc. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of shares of common stock of LTC Properties, Inc. residing in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the securities laws of that jurisdiction.

INSTRUCTION FORM
Instructions for Tender of Shares of LTC Properties, Inc.

    The undersigned acknowledge(s) receipt of your letter and the enclosed Offer To Purchase dated September 10, 2001 and the related Letter Of Transmittal in connection with the offer by LTC Properties, Inc., a Maryland corporation, to purchase shares of its common stock, $.01 par value per share. LTC Properties, Inc. is offering to purchase up to 3,000,000 shares at a price of $5.75 per share, net to the seller in cash, without interest, as specified by stockholders tendering their shares. LTC Properties, Inc.'s offer is being made upon the terms and subject to the conditions set forth in the Offer To Purchase and in the related Letter Of Transmittal, which, as amended or supplemented from time to time, together constitute the Offer. All shares tendered and purchased will include the associated common stock purchase rights issued pursuant to the Rights Agreement dated as of May 2, 2000, between LTC Properties, Inc. and Harris Trust and Savings Bank, as rights agent, and, unless the context otherwise requires, all references to shares include the associated common stock purchase rights.

    This will instruct you to tender to LTC Properties, Inc., on (our) (my) behalf, the number of shares indicated below (or if no number is indicated below, all shares) which are beneficially owned by (us) (me) and registered in your name, upon the terms and subject to the conditions of the Offer.

The number of shares to be tendered:

shares.*

ODD LOTS

/ /	By checking this box, the undersigned represents that the undersigned owns, beneficially or of record, an aggregate of fewer than 100 shares and is tendering all those shares.

CONDITIONAL TENDER

    A tendering stockholder may condition his or her tender of shares upon LTC Properties, Inc. purchasing a specified minimum number of the shares tendered, all as described in the Offer To Purchase, particularly in Section 5. Unless at least the minimum number of shares you indicate below is purchased by LTC Properties, Inc. pursuant to the terms of the Offer, none of the shares tendered by you will be purchased. It is the tendering stockholder's responsibility to calculate the minimum number of shares that must be purchased if any are purchased, and each stockholder is urged to consult his or her own tax advisor. Unless this box has been completed and a minimum specified, the tender will be deemed unconditional.

/ /	The minimum number of shares that must be purchased, if any are purchased, is: shares.

*
Unless otherwise indicated, it will be assumed that all shares held by us for your account are to be tendered.

THE METHOD OF DELIVERY OF THIS DOCUMENT IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT IS REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY.

SIGN HERE
Signature(s)
Name(s) (Please Print)
Address(es)
City, State, Zip Code
Area Code and Telephone Number
Social Security Number or Taxpayer Identification Number
, 2001 Date

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  EXHIBIT (a) (1) (E)
INSTRUCTION FORM Instructions for Tender of Shares of LTC Properties, Inc.
ODD LOTS
CONDITIONAL TENDER